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                                                                 Exhibit 99(n)
                                                           Multiple Class Plan


                          THE PARK AVENUE PORTFOLIO

                         AMENDED MULTIPLE CLASS PLAN


        This Multiple Class Plan, as amended ("Plan"), has been adopted by the Board of Trustees of The Park Avenue Portfolio (the "Portfolio"), pursuant to the requirements of Rule 18f-3(d) under the Investment Company Act of 1940 ("Investment Company Act" or "Act"), in connection with the offer and sale of multiple classes of shares of the following series of the Portfolio: (i) The Guardian Park Avenue Fund; (ii) The Guardian Park Avenue Small Cap Fund; (iii) The Guardian Tax-Exempt Fund; (iv) The Guardian Baillie Gifford International Fund; (v) The Guardian Baillie Gifford Emerging Markets Fund; (vi) The Guardian Asset Allocation Fund; (vii) The Guardian Investment Quality Bond Fund; (viii) The Guardian High Yield Bond Fund; (ix) The Guardian S&P 500 Index Fund; and (x) The Guardian Cash Management Fund.

        In accordance with the requirements of Rule 18f-3, this Plan describes the differences between the classes of shares that are issued by the funds, including the various services offered to shareholders, the distribution arrangement that pertains to each class, the methods of allocating expenses relating to those differences, and the conversion features or exchange privileges relating to the classes.

        This Plan shall become effective when a post-effective amendment to the Portfolio's Registration Statement on Form N-1A which describes this Plan and includes a copy of this Plan as an Exhibit is declared effective by the Securities and Exchange Commission, or at such other time as designated by the Board of Trustees of the Portfolio.

                                I. BACKGROUND

        The Portfolio is an open-end investment company registered under the Investment Company Act. The Portfolio has separate series as follows: (i) The Guardian Park Avenue Fund; (ii) The Guardian Park Avenue Small Cap Fund; (iii) The Guardian Baillie Gifford International Fund; (iv) The Guardian Baillie Gifford Emerging Markets Fund; (v) The Guardian Asset Allocation Fund; (vi) The Guardian Investment Quality Bond Fund; (vii) The Guardian High Yield Bond Fund; (viii) The Guardian Tax-Exempt Fund; (ix) The Guardian S&P 500 Index Fund; and (x) The Guardian Cash Management Fund.

        The funds may have five classes of shares, Class A, Class B, Class C, Class K and Institutional Class, although certain funds have fewer classes. Each of the funds are offered as follows:



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
        FUND                                                        CLASSES OFFERED
The Guardian Park Avenue Fund                      Class A, Class B, Class C, Class K,
                                                   Institutional Class
The Guardian Park Avenue Small Cap Fund            Class A, Class B, Class C, Class K,
                                                   Institutional Class
The Guardian Baillie Gifford International Fund    Class A, Class B, Class C, Class K,
                                                   Institutional Class
The Guardian Baillie Gifford Emerging              Class A, Class B, Class C, Class K,
        Markets Fund                               Institutional Class
The Guardian Asset Allocation Fund                 Class A, Class B, Class C, Class K,
                                                   Institutional Class
The Guardian High Yield Bond Fund                  Class A, Class B, Class C, Class K,
                                                   Institutional Class
The Guardian Investment Quality Bond Fund          Class A, Class B, Class C, Class K,
                                                   Institutional Class
The Guardian Tax-Exempt Fund                       Class A, Class C
The Guardian Cash Management Fund                  Class A, Class B, Class C, Class K
The Guardian S&P 500 Index Fund                    Class A, Class B, Class C, Class K,
                                                   Institutional Class


        The classes of each fund represent interests in the same portfolio of investments held by that Fund and, except as described below, are identical in all respects. The classes differ in the following respects: (1) in the manner in which an investor may pay for the distribution of shares of the Fund; (2) in the expenses that may be incurred by one class as compared to another, and in the method of allocating expenses between the classes; (3) in the services provided to shareholders of each class; and (4) in the voting rights accorded to each class. These differences are discussed below in more detail.

                        II. DISCUSSION OF DIFFERENCES

        A.     Distribution and Service Arrangements

        How an investor in the funds pays for the distribution of fund shares is determined by the class and dollar amount of shares purchased. Purchasers of Class A shares pay a front-end sales load in connection with the purchase of Class A shares under $1 million. Purchases of Class A shares in the amounts of $1 million or more may be made at net asset value, but may be subject to a contingent deferred sales charge if the shares are redeemed within a specified period. Purchases of Class B shares are made by paying a "spread load". Class C shares are subject to a "level load". Class K shares are available for purchase by qualified retirement plans and are subject to a contingent deferred sales charge if shares are redeemed within a specified period. Institutional Class shares may be purchased at net asset value, but are subject to a high minimum initial investment. These multiple arrangements permit an investor to choose the method of purchasing shares that the investor determines is most beneficial given the amount of the purchase, the length of time the investor expects to hold the shares, and other circumstances.




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        For example, an investor who intends to remain invested for the long-term may decide to purchase Class A shares and pay a front-end sales load since, over the long-term, as described below, a purchaser of Class B or Class C shares may pay more under a "spread load" or "level load" design than an investor who pays a front-end sales load in connection with the purchase of Class A shares. In addition, an investor who may qualify for either no load or a significantly reduced sales load in connection with the purchase of Class A shares, as described below, may find it more advantageous to purchase such shares.

        A Class A shareholder of a fund pays a front-end sales charge of up to 4.50% of the offering price at the time of investing in the fund. The offering price is based on the fund's net asset value per share plus the front-end sales load. In addition, a Class A shareholder of a fund pays a service fee assessed at an annual rate of 0.25% of the average daily net assets of the fund. The service fee is deducted pursuant to an Administrative Services Agreement that has been adopted by the Portfolio. Shareholders who purchase $1 million or more of the Class A shares of a fund will do so at the fund's net asset value, but a contingent deferred sales charge ("CDSC") will be imposed if such shares are redeemed within eighteen months from the date of purchase at a rate of 1.00% of the lesser of the current market value of the shares redeemed or the total cost of such shares.

        A Class B shareholder of a fund pays a "spread load" consisting of a distribution fee and a CDSC. The distribution fee is assessed pursuant to a Distribution Plan Pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("Rule 12b-1") adopted by the Board of Trustees for the B shares of the Portfolio in accordance with the requirements of Rule 12b-1. This fee is assessed at an annual rate of 0.75% of the average daily net assets of the B shares of each fund. The CDSC is charged at a maximum level of 3% of the lesser of the current market value or the cost of the shares being redeemed. In addition, a Class B shareholder of a Fund pays a service fee assessed at an annual rate of 0.25% of the average daily net assets of the Fund. The service fee is deducted pursuant to an Administrative Services Agreement that has been adopted by the Portfolio.

        A Class C shareholder of a fund pays a "level load" consisting of a distribution fee and a CDSC. The distribution fee is assessed pursuant to a Distribution Plan Pursuant to Rule 12b-1 adopted by the Board of Trustees for the Class C shares of the Portfolio in accordance with the requirements of Rule 12b-1. This fee is assessed at an annual rate of 0.75% of the average daily net assets of the C shares of each fund. The CDSC is charged at a level of 1% of the lesser of the current market value or the cost of the shares being redeemed, if the shares are redeemed within one year of purchase. In addition, a Class C shareholder of a Fund pays a service fee assessed at an annual rate of 0.25% of the average daily net assets of the Fund. The service fee is deducted pursuant to an Administrative Services Agreement that has been adopted by the Portfolio.

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        A Class K shareholder of a fund pays an ongoing distribution fee and a
CDSC. The distribution fee is assessed pursuant to a Distribution Plan
Pursuant to Rule 12b-1 adopted by the Board of Trustees for the Class K shares of the Portfolio in accordance with the requirements of Rule 12b-1. This fee is assessed at an annual rate of 0.40% of the average daily net assets of the K shares of each fund. The CDSC is charged at 1% if shares are redeemed within eighteen months of purchase. However, because Class K shares are limited to qualified retirement plan purchases, certain "benefit responsive" distributions will not be subject to the CDSC. Examples of such distributions are the return of excess contributions, loans, and required minimum distributions under the Internal Revenue Code. In addition, a Class K shareholder of a Fund pays a service fee assessed at an annual rate of 0.25% of the average daily net assets of the Fund. The service fee is deducted pursuant to an Administrative Services Agreement that has been adopted by the Portfolio.

        The net income attributable to and the dividends payable on Class B, Class C and Class K shares will be reduced by the amount of the distribution fee attributable to those classes of shares, as well as by certain incremental expenses associated with such classes, as described below. Class A and Institutional Class shareholders do not incur the expenses of the distribution fee.

        Institutional Class shareholders of a fund do not pay either a front end or contingent deferred sales charge. The offering price is the fund's net asset value per share. Unlike Class A, Class B, Class C and Class K shareholders, there is no administrative service fee assessed. The initial minimum investment of Institutional Class shares is $3 million.

        Over time, the accumulated continuing distribution and service fees related to Class B, Class C and Class K shares may exceed the initial sales load and ongoing service fees related to Class A shares. Such ongoing fees, however, will be offset to the extent any return is realized on the additional funds that will be invested under the "spread load" or "level load" distribution alternatives when compared with the funds invested under the front-end sales load method of paying for distribution.

        Sales personnel may receive different compensation for selling each of the classes of shares and only Class A shares may be available for purchase through certain securities dealers.

        B.     Paying for Expenses

        1.     Expenses Allocated to a Particular Class

        Certain expenses of each fund will be allocated solely to a particular class of shares of that fund because they relate only to the distribution of shares of that class or to services provided only to the shareholders of that class. Such expenses include:

        (a) administrative service fees assessed to Class A, Class B, Class C and Class K shares;


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        (b)    distribution expenses associated with the sale of Class B,
               Class C and Class K shares and for which a distribution fee will be assessed;

        (c) incremental transfer agent fees identified by the transfer agent as being attributable to a specific class;

        (d) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to shareholders of a particular class;

        (e)    blue sky registration fees incurred by a particular class;

        (f)    SEC registration fees incurred by a particular class;

        (g) the expenses of administrative personnel and services as required to support the shareholders of a particular class;

        (h)    litigation or other legal expenses relating to one class;

        (i) trustees' fees incurred as a result of issues relating to one class;

        (j) any other incremental expenses subsequently identified that should be properly allocated to one class of shares.

        2.     Expenses Allocated to All Classes

        Other expenses of each fund will be allocated to all classes of shares of the fund in accordance with the requirements of Rule 18f-3(c). These include the management fee paid to the investment adviser; the custodial fee; and certain other expenses of the funds. These expenses will be allocated to each class of a fund based on the net asset value of such class in relation to the net asset value of the fund.

        C.     Differences in Services Offered

        1.     Reduction or Waiver of Sales Charge for Class A Purchases

        Purchasers of Class A shares may obtain a reduced sales charge by purchasing shares with an aggregate price in excess of $100,000. Purchasers of Class A shares are also permitted under a right of accumulation to obtain a reduced sales charge when purchasing such shares by aggregating their current purchase with existing share holdings in order to qualify for a quantity discount. Under this right, Class A shareholders may aggregate only those existing shares on which a sales load was paid. Alternatively, a Class A shareholder may obtain a reduced sales load by means of a written letter of intent expressing such shareholder's non-binding commitment to invest, in the aggregate, $100,000 or more within a thirteen month period. Also, purchasers of Class A shares may qualify for a waiver of the sales load if conditions set forth in the prospectus for the Portfolio are met.

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        In addition, no sales charge will be payable at the time of purchase of Class A shares on investments of $1 million or more. A CDSC may be imposed if such shares are redeemed within eighteen months from the date of purchase at a rate of 1.00% of the lesser of the current market value of the shares redeemed or the total cost of such shares.

        Purchasers of Class B shares are not eligible for any quantity discounts. Purchasers of Class B shares may, however, qualify for a waiver of the CDSC if conditions set forth in the prospectus for the Portfolio are met.

        Purchasers of Class C shares are not subject to any quantity discounts. Purchasers of Class C shares may, however, qualify for a waiver of the CDSC if conditions set forth in the prospectus for the Portfolio are met.

        Purchasers of Class K shares are not subject to any quantity discounts. Purchasers of Class K shares may, however qualify for a waiver of the CDSC if conditions set forth in the prospectus for the Portfolio are met.

        Institutional Class shares are purchased at net asset value, but are subject to a minimum initial investment of $3 million.

        2.     Conversions or Exchanges of Classes of Shares

        Class B shares will convert to Class A shares eight years after the anniversary of purchase. There are no conversion privileges from Class B shares into Institutional Class, Class C shares or Class K shares, and no conversion privilege from Class A, Class C, Class K or Institutional Class shares into any other class of shares.

        The classes have the following exchange privileges:

        (a) Class A shares of any fund purchased with a front-end sales load (or for which the front-end sales load is waived pursuant to the prospectus for the Portfolio), as well as additional shares acquired through reinvestment of dividends or distributions on such shares, may be exchanged without a sales load for Class A shares of any other fund.

        (b) Class B shares of any fund, as well as additional shares acquired through reinvestment of dividends or distributions on shares, may be exchanged for Class B shares of any other fund that offers Class B shares. The purchase date for Class B shares exchanged will be used for purposes of determining on the Class B shares received in the exchange.

        (c) Class C shares of any fund, as well as additional shares acquired through reinvestment of dividends or distributions on shares, may be exchanged for Class C shares of any other fund. The purchase date for Class C shares exchanged will be used for purposes of determining the CDSC on the Class C shares received in the exchange.

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               Class K shares of any fund, as well as additional shares
acquired through reinvestment of dividends or distributions on shares, may be exchanged for Class K shares of any other fund. The purchase date for Class K shares exchanged will be used for purposes of determining the CDSC on the Class K shares received in the exchange.

        (d) Institutional Class shares of any fund, as well as additional shares acquired through reinvestment of dividends or distributions on shares, may be exchanged for Institutional Class shares of any other fund.

        (e) Except as described above, a sales load will be assessed when shares of any Fund were purchased or otherwise acquired without a sales load are exchanged for shares of another Fund.

        D.     Voting of Class Shares

        Class B, Class C and Class K shareholders of a fund have exclusive voting rights with respect to the approval of any distribution plan relating to their respective share class within such fund. In all other respects, the voting rights of a shareholder of any class of a fund are the same. Each shareholder is entitled to one vote for each full share held and fractional votes for fractional shares held. Shareholders will vote in the aggregate and not by class or series, except as noted above and where otherwise required by law (or when permitted by the Board of Trustees).


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